HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT
This Performance Unit Agreement (the “Agreement”) is made and entered into by and between Holly Logistic Services, L.L.C., a Delaware limited liability company (the “Company”), and you. This Agreement is entered into as of the ___ day of _________, 2019 (the “Date of Grant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Holly Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”) to attract, retain and motivate employees, executives, directors and consultants;
WHEREAS, the Company believes that a grant to you of performance units of Holly Energy Partners, L.P. (the “Partnership”) as part of your compensation for services provided to the Company and/or the Partnership is consistent with the stated purposes for which the Plan was adopted; and
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein or on Appendix A attached hereto shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the services rendered by you, it is agreed by and between the Company and you, as follows:
1.Grant. The Company hereby grants to you as of the Date of Grant an Award of ______ performance units (the “Performance Units”), subject to the terms and conditions set forth in this Agreement. Depending on the performance of the Partnership, you may earn from 0% to 200% of the Performance Units, based on the terms set forth in Section 3.
2.    Distribution Equivalent Rights. As long as you hold the Performance Units granted pursuant to this Agreement, you will be entitled to receive distribution equivalent rights (“DERs’) in accordance with this Section 2. In the event the Partnership makes a distribution in respect of outstanding Units and, on the record date for such distribution, you hold Performance Units that have not yet become earned and payable under this Agreement, the Company shall pay you an amount in cash equal to the distribution amounts you would have received if you were the holder of record, as of such record date, of a number of Units equal to the number of such Performance Units set forth in Section 1 that have not become earned and payable as of such record date, such payment to be made on or promptly following the date that the Partnership makes such distribution (however, in no event shall the DERs be paid later than 30 days following the date on which the Partnership makes such distribution to unitholders generally). Notwithstanding this Section 2, the Performance Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Units, including the right to vote, prior to the date Units are delivered to you in settlement of the Performance Units pursuant to Section 5.

3.    Terms of Award. The Performance Units represent an Award for the “Performance Period” which begins on October 1 of the calendar year of the Date of Grant (“Year One”) and ends on September 30 of the third calendar year following Year One (“Year Three”). If you are employed by the Partnership and the Company on December 1 of Year Three, you will be entitled to a payment of Units in the amount determined under this Section 3 and/or Section 4, as applicable, and payable at the time indicated in Section 5 or Section 4(b), as applicable.
(a)    Performance Measure. The number of Performance Units earned for the Performance Period is determined by calculating the Partnership’s performance on the two measures listed below over the Performance Period. The two performance measures are EBITDA and Total Unitholder Return. Notwithstanding anything to the contrary in this Agreement, the Committee may make adjustments to the definitions of the performance measures or to the performance targets established with respect to the Award in its sole discretion as it determines to be appropriate or advisable to avoid rewarding or penalizing you for unexpected events that occur following the Date of Grant that were not taken into consideration in establishing the metrics and targets.
(b)    Units Payable. The number of Units payable is equal to the result of multiplying the total number of Performance Units set forth in Section 1 by the Performance Unit Payout Percentage. The number of Units payable will be rounded down to the nearest Unit. No fractional Units will be issued pursuant to this Agreement. In its sole discretion, the Committee may make a payment to you assuming a Performance Percentage of up to 200% of the Performance Units instead of the Performance Unit Payout Percentage as determined pursuant to this Section 3(b).
4.    Early Termination. In the event you cease to provide services to the Partnership and the Company prior to December 1 of Year Three on account of an event described in this Section 4, the number of Performance Units with respect to which payment at the end of the Performance Period is based shall be determined as follows:
(a)    Termination Other than Voluntary Separation or Cause or Due to Death or Disability. In the event that you cease to provide services to the Partnership and the Company:
(i)    for any reason other than voluntary separation or Cause (unless otherwise provided in Section 4(b) and (c) below),
(ii)    due to your death, or
(iii)    due to your total and permanent disability as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion, then you (or your beneficiary, if applicable) shall, following the end of the Performance Period and after December 1 of Year Three determined based on actual performance, forfeit a percentage of the total Performance Units earned (as calculated pursuant to Section 3) determined by dividing (x) the number of full months from the date of such termination until December 1 of Year Three by (y) thirty-eight (38); provided, that, notwithstanding the performance actually achieved, you will earn and receive payment with respect to no less than 50% of the Performance Units. The Committee will determine the number of

Performance Units earned by you or your beneficiary in accordance with Section 3 for the entire Performance Period as soon as administratively practicable after December 1 of Year Three. In its sole discretion, the Committee may make a payment to you assuming a Performance Percentage of up to 150% of the Performance Units instead of the pro-rata number of Performance Units as determined pursuant to this Section 4(a). Unless the Committee determines otherwise, you will have no right to any other Performance Units and those other Performance Units granted under this Agreement will be forfeited. If you separate from employment prior to December 1 of Year Three due to voluntary separation or on account of Cause, all Performance Units hereunder will be forfeited (except as provided in Section 4(b) or (c) below).
(b)    Special Involuntary Termination. In the event of a Special Involuntary Termination before December 1 of Year Three, no Performance Units shall be forfeited, and payment with respect to 200% of the Performance Units shall be made as soon as administratively practicable following the Special Involuntary Termination, but in no event later than 90 days after the date your employment or service relationship terminates. Payment pursuant to this Section 4(b) is in lieu of payment pursuant to Section 4(a) and if you receive payment pursuant to this Section 4(b) you will not be entitled to any payment pursuant to Section 4(a).
(c)    Retirement. In the event your employment with the Company (including subsidiaries of the Company) terminates due to your Retirement before December 1 of Year Three, you will remain eligible to receive full payment hereunder (i.e., you will be treated as remaining continuously employed through December 1 of Year Three for purposes of this Agreement), and the number of Units payable to you shall be that number determined pursuant to Section 3 hereof.
(d)     Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 4 and any employment, change in control, or similar agreement entered into by and between you and the Company, the terms of the employment, change in control or similar agreement shall control.
(e)    Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
5.    Payment of Performance Units.
(a)    The number of Units payable hereunder shall be payable as soon as reasonably practicable following December 1 of Year Three (or such earlier time as specified under Section 4(b)), but in no event later than two and one-half months after the end of the calendar year in which the Performance Period closes (or such earlier time as specified under Section 4(b)), in the amount determined in accordance with Section 3, as adjusted by Section 4, if applicable. Such payment will be subject to withholding for taxes and other applicable payroll adjustments. The Committee’s determination of the amount payable shall be binding upon you and your beneficiary or estate. The number of Units payable will be rounded down to the nearest Unit. No fractional Units will be issued pursuant to this Agreement.
(b)    If you are a “specified employee” within the meaning of Treasury Regulation § 1.409A-1(i) as of the date of your “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)), then you will not be entitled to receive Units in settlement of Performance Units until the earlier of (i) the date which is six (6) months after your “separation from service” for any reason other than death, or (ii) the date of your death. The provisions of this Section 5(b) shall only apply if and to the extent required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A of the Code.
6.    Payment of Taxes. The Company may require you to pay to the Company (or an Affiliate of the Company if you are an employee of an Affiliate of the Company), an amount the Company deems necessary to satisfy its (or its Affiliate’s) current or future withholding with respect to federal, state or local income or other taxes that you incur as a result of the Award. With respect to any tax withholding and to the extent permissible pursuant to Rule 16b-3, you may (a) direct the Company to withhold from the Units to be issued to you under this Agreement the number of Units necessary to satisfy the Company’s withholding of such taxes; which determination will be based on the Units’ Fair Market Value at the time such determination is made; (b) deliver to the Company Units sufficient to satisfy the Company’s tax withholding, based on the Units’ Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding. If you desire to elect to use the Unit withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes and the maximum number of Units that may be so withheld or surrendered shall be a number of Units that have an aggregate Fair Market Value on the date of withholding or repurchase of up to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the Award. The Committee, in its discretion, may deny your request to satisfy its tax withholding using a method described under subparagraph (a) or (b). In the event the Company determines that the aggregate Fair Market Value of the Units withheld as payment of any tax withholding is insufficient to discharge that tax withholding, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request. In the event that you fail to make arrangements that are acceptable to the Committee for providing to the Company, at the time or times required, the amounts of federal, state and local taxes required to be withheld with respect to the Performance Units granted to you under this Agreement, the Company shall have the right to purchase and/or to sell to one or more third parties in either market or private transactions sufficient Units otherwise paid or payable pursuant to this Award to provide the funds needed for the Company to make the required tax payment or payments.
7.    Adjustment in Number of Performance Units. Except as provided below, in the event that the outstanding Units are increased, decreased or exchanged for a different number or kind of units or other securities, or if additional, new or different units or securities are distributed with respect to the Units through merger, consolidation, sale of all or substantially all of the assets of the Partnership, reorganization, recapitalization, unit dividend, unit split, reverse unit split or other distribution with respect to such Units, there shall be substituted for the Units under the Performance Units subject to this Agreement the appropriate number and kind of Units or new or replacement securities as determined in the sole discretion of the Committee.

8.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Units (including Performance Units) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Units may then be listed. No Units will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Units may then be listed. In addition, Units will not be issued hereunder unless (a) a registration statement under the Securities Act, is at the time of issuance in effect with respect to the Units issued or (b) in the opinion of legal counsel to the Company, the Units issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Units subject to the Award will relieve the Company of any liability in respect of the failure to issue such Units as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Units available for issuance.
9.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
10.    Remedies. The Company shall be entitled to recover from you reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
11.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Units or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, will, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. In addition, the Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a general release of all claims in favor of the Company, the Partnership, any Affiliate and the employees, officers, stockholders or board members of the foregoing in such form as the Company may determine. In the event the period you are given to review, execute and revoke a release provided pursuant to this Section 11 spans two calendar years, any payment to you pursuant to this Agreement will be made in the second calendar year.
12.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

13.    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and this Agreement shall be final and binding upon you and the Company. All determinations with respect to the achievement of the applicable performance goals, including the calculation of and any adjustment to the applicable performance metrics, will be made by the Committee in its discretion which determination will be final and binding. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
14.    No Right to Continued Employment. This Agreement shall not be construed to confer upon you any right to continue as an employee, officer or service provider of the Company and shall not limit the right of the Company, in its sole discretion, to terminate your service at any time.
15.    Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.
16.    Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas, Texas and the United States District Court for the Northern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Units or this Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.
17.    Amendments. This Agreement may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
18.    No Liability for Good Faith Determinations. The Company and the members of the Committee and the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.
19.    No Guarantee of Interests. The Board and the Company do not guarantee the Units from loss or depreciation.
20.    Nontransferability of Agreement. This Agreement and all rights under this Agreement shall not be transferable by you during your life other than by will or pursuant to applicable laws of descent and distribution. Any of your rights and privileges in connection herewith shall not be transferred, assigned, pledged or hypothecated by you or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void. Notwithstanding the foregoing, all or some of the Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.

24.    Company Records. Records of the Company or its subsidiaries regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
25.    Certain Covenants.
(a)    Protection of Confidential Information. You acknowledge that in the course of your employment with the Company and the Partnership, you have obtained and will continue to obtain confidential, proprietary and/or trade secret information of the Company and the Partnership, relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company and the Partnership, (ii) customers or prospects of the Company and the Partnership, (iii) computer hardware or software used in the course of the Company and Partnership business, and (iv) marketing strategies or other activities of the Company and Partnership from or on behalf of any of its clients, (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that is known generally to the public or accessible to a third party on an unrestricted basis. You recognize that such Confidential Information has been developed by the Company and Partnership at great expense; is a valuable, special and unique asset of the Company and Partnership which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company and Partnership; is and shall remain the exclusive property of the Company and Partnership; and, is not to be transmitted to any other person, entity or thing. Accordingly, as a material inducement to the Company to enter into this Agreement with you and in partial consideration for the granting of the Award, you hereby:
(i)    warrant and represent that you have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out your duties and responsibilities of employment with the Company and Partnership;
(ii)    agree not to so disclose, copy, disseminate, share or transmit any Confidential Information in the future;
(iii)    agree not to make use of any Confidential Information for your own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the duties and responsibilities of your employment, you may use Confidential Information for the benefit of any Affiliate of the Company or Partnership;
(iv)    warrant and represent that all Confidential Information in your possession, custody or control that is or was a property of the Company and Partnership has been or shall be returned to the Company or Partnership by or on the date of the your termination; and

(v)    agree that you will not reveal, or cause to be revealed, this Agreement or its terms to any third party (other than your attorney, tax advisor, or spouse on the condition that they also not reveal this Agreement or its terms to any other person), except as required by law.
Your covenants in this Section 25(a) are in addition to, and do not supercede, your obligations under any confidentiality, invention or trade secret agreements executed by you, or any laws protecting the Confidential Information.
(b)    Non-Solicitation. You agree that during the term of your employment with the Company, Partnership or their Affiliates and for a period of one year following your termination of employment with the Company, Partnership and their Affiliates, you will not, directly or indirectly, for your benefit or for the benefit of others, solicit any employee or service provider of the Company, Partnership or their Affiliates to terminate his or her employment or his, her or its service relationship with the Company, Partnership or their Affiliates; provided, however, that (y) after the termination of your employment for any reason, such employees and service providers shall only include such employees and service providers that you directly worked with in the twelve months preceding the date of termination of your employment, and (z) it will not constitute a violation of this Section 25(b) if an employee or service provider of the Company, Partnership or their Affiliates accepts employment or a service relationship with a Person not affiliated with the Company, Partnership or their Affiliates (i) pursuant to a general solicitation advertising the position, (ii) as a result of communications initiated by the employee or service provider of the Company, Partnership or their Affiliates (and not in response to any solicitation by you) or (iii) where the employment or service relationship with the Company, Partnership or their Affiliates with respect to such person was terminated more than six months prior to any action by you that would otherwise be a violation of this Section 25(b).
(c)    Extent of Restrictions. You acknowledge that the restrictions contained in this Section 25 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company and Partnership, and that any violation will cause substantial injury to the Company and Partnership. In the event of any such violation, the Company and Partnership shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. You waive, to the maximum extent permissible by law, any defenses or other objections to such remedies or the enforceability of this Section 25. To the maximum extent permissible by law, if any court having jurisdiction shall find that any part of the restrictions set forth this Section 25 are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that the restrictions set forth in this Section 25 shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
(d)    Limitations. In the event any breach of the covenants set forth in this Section 25 comes to the attention of the Company or Partnership, this Award and the Performance Units granted hereunder that have not at such time been settled shall be immediately forfeited to the Company and the Company and Partnership shall take into consideration such breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you. However, nothing in this Agreement will prevent you from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may make disclosures without violating this Section 25 to the attorney of the individual and use such information in the court proceeding.
26.    Clawback. This Agreement is subject to any written clawback policies that the Company, with the approval of the Board or the Committee, may adopt. Any such policy may subject your Award and amounts paid or realized with respect to Award under this Agreement to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Partnership’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company or the Partnership determines should apply to this Agreement.
27.    Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith. Termination from employment, separation from service and similar terms used in this Agreement shall mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

HOLLY LOGISTIC SERVICES, L.L.C.

George J. Damiris
Chief Executive Officer and President

Appendix A
Defined Terms
For purposes of the Agreement, the following terms shall have the meanings assigned below:

“Adverse Change” shall mean, without your express written consent, (i) a change in your principal office to a location more than 25 miles from your work address as of the Date of Grant, (ii) a material increase (without adequate consideration) or a material reduction in duties of the type previously performed by you, or (iii) a material reduction in your base compensation (other than bonuses and other discretionary items of compensation) that does not apply generally to employees of the Company or its successor. You must provide notice to the Company of the event alleged to constitute an Adverse Change within ninety (90) days of the occurrence of such event and the Company shall be given the opportunity to remedy the alleged Adverse Change and/or to contest your assertion that an Adverse Change event has occurred within thirty (30) days from receipt of such notice.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the Exchange Act.

“Cause” shall mean:
(i)    An act or acts of dishonesty by you constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company;
(ii)    Gross or willful and wanton negligence in the performance of the material and substantial duties of your employment or service relationship with the Company; or
(iii)    Conviction of a felony involving moral turpitude.
The existence of Cause shall be determined by the Committee, in its sole and absolute discretion.

“Change in Control” shall mean, notwithstanding the definition of such term in the Plan:
(i)    Any Person, other than HFC or any of its wholly-owned subsidiaries, the General Partner, the Partnership, the Company, or any of their subsidiaries, a trustee or other fiduciary holding securities under an employee benefit plan of HFC, the Partnership, the Company or any of their Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity owned, directly or indirectly, by the holders of the voting securities of HFC, the Company, the General Partner or the Partnership in substantially the same proportions as their ownership in HFC, the Company, the General Partner or the Partnership, respectively, is or becomes the Beneficial Owner, directly or indirectly, of securities of HFC, the Company, the General Partner or the Partnership (not

including in the securities beneficially owned by such Person any securities acquired directly from HFC, the General Partner, the Partnership, the Company or their Affiliates) representing more than 40% of the combined voting power of HFC’s, the Company’s, the General Partner’s or the Partnership’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (iii)(A) below.
(ii)    The individuals who as of the Date of Grant constitute the HFC Board and any New Director cease for any reason to constitute a majority of the HFC Board.
(iii)    There is consummated a merger or consolidation of HFC, the Company, the General Partner or the Partnership with any other entity, except if:
(A)    the merger or consolidation results in the voting securities of HFC, the Company, the General Partner or the Partnership outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of HFC, the Company, the General Partner or the Partnership, as applicable, or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(B)    the merger or consolidation is effected to implement a recapitalization of HFC, the Company, the General Partner or the Partnership (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly, or indirectly, of securities of, as applicable, (not including in the securities beneficially owned by such Person any securities acquired directly from HFC, the Company, the General Partner or the Partnership or their Affiliates other than in connection with the acquisition by HFC, the Company, the General Partner or the Partnership or its Affiliates of a business) representing more than 40% of the combined voting power of HFC’s, the Company’s the General Partner’s or the Partnership’s, as applicable, then outstanding securities.
(iv)    The holders of the voting securities of HFC, the Company, the General Partner or the Partnership approve a plan of complete liquidation or dissolution of HFC, the Company, the General Partner or the Partnership or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by holders of the voting securities of HFC, the Company, the General Partner or the Partnership of all or substantially all of HFC’s, the Company’s, the General Partner’s or the Partnership’s assets, as applicable, to an entity at least 60% of the combined voting power of the voting securities of which is owned by the direct and indirect holders of the voting securities of HFC, the Company, the General Partner or the Partnership in substantially the same proportions as their ownership of the voting securities of HFC, the Company, the General Partner or the Partnership, as applicable, immediately prior to such sale.
“EBITDA” is defined as the Partnership’s earnings before interest, taxes, depreciation and amortization of for each calendar year during the Performance Period.

“EBITDA Performance Percentage” means the percentage set forth in the table below determined in accordance with the Partnership’s actual aggregate EBITDA achievement during the Performance Period compared with aggregate Target EBITDA during the Performance Period:

EBITDA Achievement Relative to Target EBITDA	EBITDA Performance Percentage
Target EBITDA plus 2.5%	Maximum (200% of Target)
< Target EBITDA plus 2.5% but better than Target EBITDA	Interpolate between 100% and 200%
Target EBITDA	Target (100%)
<Target EBITDA but better than Target EBITDA minus 5%	Interpolate between 50% and 100%
Target EBITDA minus 5%	50% of Target (Minimum)
< Target EBITDA minus 5%	Zero

Notwithstanding the table above, the Committee retains the ability to adjust the EBITDA Performance Percentage in its discretion regardless of the Partnership’s actual EBITDA or the Target EBITDA established with respect to any, or each, calendar year within the Performance Period.

“General Partner” means HEP Logistics Holdings, L.P.

“HFC” means HollyFrontier Corporation.

“HFC Board” means Board of Directors of HFC.

“New Director” shall mean an individual whose election by HFC’s Board or nomination for election by holders of the voting securities of HFC was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Date of Grant or whose election or nomination for election was previously so approved or recommended. However, New Director shall not include a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the HFC.

“Peer Group” means Archrock Partners, L.P., Buckeye Partners, L.P., Crestwood Equity Partners LP, Delek Logistics Partners, LP, Enable Midstream Partners, LP., Enlink Midstream Partners, LP, MPLX LP, PBF Logistics LP, Philips 66 Partners LP, SemGroup Corporation, Shell Midstream Partners, L.P., Summit Midstream Partners, LP. and TC Pipelines, LP. If a member of the Peer Group ceases to be a public company during the Performance Period (whether by merger, consolidation, liquidation or otherwise) or it fails to file financial statements with the SEC in a timely manner, it shall be treated as if it had not been a Peer Group member for the entire Performance Period.

“Performance Unit Payout Percentage” means the percentile obtained by dividing the sum of (i) the EBITDA Performance Percentage and (ii) the TUR Performance Percentage, by two.
“Person” shall have the meaning given in section 3(a)(9) of the Exchange Act as modified and used in sections 13(d) and 14(d) of the 1934 Act.

“Retirement” shall mean your termination of employment other than for Cause on or after the date on which you: (i) have achieved ten years of continuous service with the Company, and (ii) are age sixty (60).

“Special Involuntary Termination” shall mean the occurrence of (i) or (ii) within 60 days prior to, or at any time after, a Change in Control, where (i) is termination by the Company of your (a) employment with the Company (including subsidiaries of the Company) or (b) provision of executive services to the Partnership and the Company, for any reason other than Cause and (ii) is a resignation by you from employment or service with the Company (including subsidiaries of the Company) within 90 days after an Adverse Change in the terms of your employment.
“Target EBITDA” means the sum of the annual EBITDA targets established by the Committee for each calendar year during the Performance Period. Annual target EBITDA will be communicated to you within the first quarter of each calendar year within the Performance Period.
“Total Unitholder Return” or TUR, means (i) the sum of (A) unit price appreciation (calculated as the closing price of the Units for the last business day of the Performance Period less the closing price of the Units for the first business day of the Performance Period), plus (B) cumulative distributions during the Performance Period, plus (C) any additional value or compensation received by unitholders such as units received from spinoffs, divided by (ii) the closing price of the Units on the first business day of the Performance Period, adjusted to take into account any unit splits, changes in capitalization or other similar events. Such determinations and adjustments shall be made by the Committee in its discretion.
“TUR Performance Percentage” means the percentage set forth in the table below determined in accordance with the percentile ranking of the Total Unitholder Return of the Partnership compared to the TUR of each entity in the Peer Group achieved during the Performance Period:

Ranking of the Partnership within Peer Group	TUR Performance Percentage
90th percentile or better	Maximum (200% of Target)
<90th percentile but better than 50th percentile	Interpolate between 100% and 200%
50th percentile	Target (100%)
<50th percentile but better than 25th percentile	Interpolate between 25% and 100%
25th percentile	25% of Target (Minimum)
<25th percentile	Zero